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                                                                      Exhibit 11

11. Statement re computation of per share earnings


                                                          Third Quarter Ended                    Nine Months Ended
                                                                 June 30,                               June 30,
                                                         1998               1997                1998                1997
                                                         ----               ----                ----                ----

Net income (loss) in thousands                              $667               $761              $2,542             $(415)

Shares outstanding at beginning of period              7,847,338          7,635,136           7,664,253          7,450,878

Net issuance of shares under stock award
plans, weighted average                                    8,964                627             112,499            119,184
                                                       ---------          ---------           ---------          ---------

Weighted average shares outstanding - basic
earnings per share calculation                         7,856,302          7,635,763           7,776,752          7,570,062

Effect of dilutive securities:
Assumed exercise of stock options,
weighted average of incremental shares                   152,335            242,045             202,592                 --

Assumed purchase of stock under stock
purchase plan, weighted average                           33,282                 --              49,166                 --
                                                       ---------          ---------           ---------          ---------
Weighted average shares and common share
equivalents - diluted earnings per share
calculation                                            8,041,919          7,877,808           8,028,510          7,570,062
                                                       =========          =========           =========          =========


Basic earning (loss) per share                             $0.08              $0.10               $0.33            $(0.05)
                                                           =====              =====               =====            =======

Diluted earnings (loss) per share                          $0.08              $0.10               $0.32            $(0.05)
                                                           =====              =====               =====            =======